EXHIBIT 5


                                    March 28, 1996

          Petroleum Helicopters, Inc.
          2121 Airline Highway, Suite 400
          Metairie, Louisiana  70001-5979

          Gentlemen:

               We have acted as counsel for Petroleum Helicopters, Inc., a Louisiana corporation (the "Company"), in connection with the Company's registration statement on Form S-8 (the "Registration Statement") with respect to the offering by the Company of up to 175,000 shares of the Voting Common Stock of the Company, $.10 par value per share (the "Voting Common Stock"), and up to 325,000 shares of the Non-Voting Common Stock of the Company, $.10 par value per share (the "Non-Voting Common Stock"), to certain of its employees pursuant to the terms of the Amended and Restated Petroleum Helicopters, Inc. 1995 Incentive Compensation Plan (the "Plan").

               Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Voting Common Stock and Non-Voting Common Stock registered pursuant to the Registration Statement, when issued according to the terms of the Plan, will be legally issued, fully paid and non-assessable.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Yours very truly,

                                        JONES, WALKER, WAECHTER,
                                        POITEVENT, CARRERE & DENEGRE, L.L.P.


                                        By:  /s/ Margaret F. Murphy
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